Exhibit 99.1

FOR IMMEDIATE RELEASE

KMG CHEMICALS PROVIDES BUSINESS UPDATE

AND COMMENTS ON 2008 SECOND HALF AND FISCAL YEAR

SCHEDULES THIRD QUARTER NEWS RELEASE AND CONFERENCE CALL

FOR WEDNESDAY, JUNE 11TH

HOUSTON, TX – May 28, 2008– KMG Chemicals, Inc. (NASDAQ: KMGB), a global provider of specialty chemicals in niche markets, today updated its expectations for the fiscal year ending July 31, 2008.  The Company expects fiscal 2008 sales to come in at expected levels in excess of $135 million.  However, due to lower than expected third quarter sales in its Penta and Animal Health segments, it anticipates fiscal 2008 EPS to decline 10-20% below fiscal 2007’s $0.80 per diluted share, which was up dramatically over fiscal 2006 EPS.  The Company expects fourth quarter 2008 EPS to be significantly higher than the fourth quarter of 2007, but will not offset the downturn experienced in the third quarter.  KMG’s recently acquired High-Purity Process Chemicals business has been performing well and as expected, will be accretive to earnings and cash flow for fiscal 2008, with a more meaningful positive effect projected for fiscal 2009.

Discussing recent developments, Neal Butler, President and CEO of KMG, commented, “Our Animal Health business is very seasonal, with sales impacted by weather patterns.  Cooler than normal weather in the southern part of the United States for much of the third fiscal quarter delayed the onslaught of the fly season.  We believe this has shifted the weighting of sales this year from the third quarter to the fourth quarter.  Also, livestock growers have been affected by adverse economic conditions due to high feed prices.  Despite this, we expect fiscal 2008 sales in this segment to increase relative to the previous year, although not to the degree we originally expected.”

Mr. Butler added, “The sharp price increase during the third quarter for the distillate oil that our wood treating customers blend with penta to treat utility poles had a sudden impact on penta sales during the quarter.  We also believe that the outlook for an economic downturn caused utility companies to pause their purchases of penta treated poles as they re-evaluated their needs.  While third quarter penta sales will reflect a distinct downturn from the previous year, we expect fourth quarter penta sales to be generally in-line with last year.”

On a more positive note, the Company indicated that Creosote sales have remained strong driven by a healthy railroad industry, and should continue as such in the fourth quarter.  Also, KMG’s recently acquired High-Purity Process Chemicals business serving the semiconductor industry has performed well and was accretive to earnings and cash flow in the third quarter despite the associated integration costs.  The Company expects this new business to have a significant positive impact on corporate performance starting in fiscal 2009, when its systems and operations are fully integrated.

Mr. Butler continued “Our electronic chemicals business has been successful winning additional global business from our major customers, which should have a noticeable positive impact in fiscal 2009 as we phase in those additional sales.  We remain very encouraged about this new business and the impact we believe it will have on the Company in fiscal 2009, once the integration costs are behind us and a full year of sales are included.”

Mr. Butler concluded “We are not at all satisfied with the third quarter, and where possible have taken steps to improve future performance.  For example, in recent months we have increased prices for our wood treating and electronic chemicals products to capture continuing raw material price increases, particularly those impacted by the escalating cost of oil. We also expect to finalize Animal Health product registrations in five Latin American countries in the fourth quarter. For fiscal 2009, it is worth noting that we will benefit from operating expense savings of approximately $1 million versus 2008 with the final integration of the acquired electronic chemicals business. Also in fiscal 2009, there will be a $1.2 million savings in operating expenses as we conclude the amortization of certain intangible assets primarily associated with our June 2005 penta acquisition.  Despite the third quarter performance, we are enthusiastic about the future prospects for the Company and especially the year ahead of us.”

Third Quarter Results & Conference Call

KMG Chemicals will issue its financial results for the third fiscal quarter ended April 30, on Wednesday, June 11, 2008 before the stock market opens.  Neal Butler, President and CEO, and John Sobchak, CFO, will conduct a conference call focusing on the financial results at 10:00 a.m. ET on Wednesday, June 11, 2008.  Interested parties may participate in the call by dialing 866-861-6730.  Please call in 10 minutes before the call is scheduled to begin, and ask for the KMGB call (conference ID # 49373798).

The conference call will also be webcast live via the Investor Relations section of KMG’s website at www.kmgb.com.  To listen to the live call please go to the website at least 15 minutes early to register, download and install any necessary audio software.  If you are unable to listen live, the conference call will be archived on the website.

About KMG

KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals to niche markets.  The Company grows by acquiring and optimizing stable chemical product lines and businesses with established production processes.  Its current operations are focused on the wood treatment, electronic, and agricultural chemical markets.  For more information, visit the Company's web site at www.kmgchemicals.com.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, the impact of competitive services and pricing and general economic risks and uncertainties.

Contacts:

John V. Sobchak	Investor Relations Counsel:
Chief Financial Officer	The Equity Group Inc.
KMG Chemicals, Inc.	Melissa Dixon
713-600-3814	212-836-9613
JSobchak@kmgchemicals.com	MDixon@equityny.com
www.kmgchemicals.com
Linda Latman
212-836-9609
LLatman@equityny.com
www.theequitygroup.com

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